Exhibit 10.2

7961 Shaffer Parkway • Suite 5 • Littleton, CO USA 80127	Telephone: (720) 981-1185 • Facsimile: (720) 981-1186

August 15, 2006

Carl Pescio

Janet Pescio

Greg Hryhorchuk

Robert Lipsett

305-395 Howe Street

Vancouver, B.C.

V6C 2T5

Amendment to Letter of Intent dated July 6, 2006

We refer to the terms of our binding letter of intent (the “LOI”) dated July 6, 2006. The purpose of this letter (the “Amendment”) is to confirm our agreement to amend the terms of the LOI as described below. All capitalized terms used and not otherwise defined herein have the meanings ascribed to those terms in the LOI.

1.	Section 1(a) of the LOI is deleted and replaced with the following:

“(a)	Vista will take all steps necessary to:

(i)	marshall of the Vista Assets into its wholly-owned subsidiary, Vista Gold Holdings Inc. (“NevadaCo”), or subsidiaries wholly-owned by NevadaCo; and

(ii)	complete a financing using a registration statement on Form S-3 pursuant to which Vista will raise no less than US$25 million.”

2.	Section 1(c) of the LOI is deleted and replaced with the following:

“(c)	On a concurrent basis:

(i)	Vista will transfer all of its shares of NevadaCo to a newly-formed Nevada company (“Newco”) in return for shares of Newco having a value equal to the value of the Vista Assets;

(ii)	Vista will transfer the US$25 million in cash raised in the financing described in Section 1(a) above to Newco in return for shares of Newco having a value of US$25 million;

(iii)	the Pescios will transfer all of the Pescio/G & R Assets owned by them to a newly-formed limited liability company of which Newco is the sole member in return for: (A) shares of Newco having a value equal to the value of the Pescio/G & R Assets transferred by the Pescios, less US$15 million (the “Note Amount”); and (B) a promissory note (the “Note”) from Newco for US$15 million;

(iv)	G & R will transfer their interests in the Pescio/G & R Assets to Newco in return for shares of Newco having a value equal to the value of the interests of G & R in the Pescio/G & R Assets transferred to Newco; and

(v)	Newco will use a portion of the cash received from Vista pursuant to Section 1(c)(ii) above to immediately repay all amounts owing under the Note.

The number of shares of Newco constituting the Note Amount will be deemed to be 3,000,000.

For purposes of the foregoing, the parties acknowledge their agreement that the total value of the Vista Assets is equal to 1.5 times the value of the Pescio/G & R Assets and that they will ensure that the number of shares issued to each party at Closing reflect such valuation. In addition, the parties acknowledge their mutual desire to structure these transactions so that the value attributable to each common share of Newco upon issuance to Vista, the Pescios and G & R is not less than US$5.

Assuming a value of US$5 per share, the parties contemplate that upon completion of the transactions contemplated hereby that the shareholdings of Newco would be as follows:

1.	Vista or its shareholders – 27.5 million shares;

2.	Pescios – 9 million shares and US$15 million;

3.	Greg – 1.5 million shares;

4.	Robert – 1.5 million shares.

The parties also acknowledge that Newco may issue warrants and/or options to current holders of Vista warrants and options. To the extent such Newco warrants or options are issued, the number of securities issued by Newco at the Closing (as defined below) to the Pescios and G & R will be increased so that their combined interest in Newco, on a fully-diluted basis, will not be affected by the grant of such warrants and options in Newco.”

3.	Section 1(f) is deleted and replaced with the following:

“(f)	Newco will use commercially reasonable efforts, as soon as possible following the Closing, to file a registration statement on Form S-1 registering 35% of the shares of Newco issued to the Pescios and G&R at Closing for resale and Newco will use its best efforts to cause the registration statement to become effective and to keep the registration statement effective and available for use, subject to the following limitations:

(i)	the Pescios and G & R will not sell any shares, until the earlier of: (A) the date on which such registration statement becomes effective; and (B) the date which is six month after the date of the Closing, and any such sale will only be done in compliance with all applicable securities laws;

(ii)	during the period ending 12 months after the Closing, the Pescios, G & R will not sell pursuant to the registration statement, in aggregate, more than 20% of the total number of shares acquired by the Pescios and G & R (as a group);

(iii)	each of the Pescios and G & R will use his or her commercially reasonable efforts to cause any disposition of shares by any of them to be effected in a manner that does not cause a significant negative impact on the trading price of the shares of Newco;

(iv)	during the period ending 12 months after the Closing, the Pescios and G & R will not in any calendar month sell pursuant to the registration statement shares representing, in aggregate, more than 1% of the issued and outstanding shares of Newco; and

(v)	the Pescios and G & R will comply with the policies of Newco related to the trading of shares by directors, officers and other insiders of Newco for a period ending 12 months after the Closing (or for such longer period as such policies may apply to such parties as insiders of Newco).”

4.	The following additional provision is added to Section 2 of the LOI as a new sub-paragraph (f):

“(f)	at or prior to the Closing, Newco shall have entered into an agreement with the members of the Pescio Group, in form and content satisfactory to all parties, acting reasonably, pursuant to which Newco will agree to use commercially reasonable efforts to complete an equity financing of no less than US$15 million as soon as practical after the Closing. Such agreement will require the Pescio Group to agree that completion of any such financing will be subject to the board of directors of Newco determining, at the time of such financing, that such financing is in the best interests of Newco considering all appropriate factors including, without limitation, prevailing market conditions at that time.”

5.	The following additional provision is added to the LOI:

“The parties agree that, prior to the Closing, Vista may provide loans to NevadaCo in amounts sufficient to permit NevadaCo to undertake any of the following activities for the benefit of the business which Newco will operate after Closing:

(a)	to permit the purchase of additional mineral properties or interests therein which are approved in writing by both Vista and the Pescios;

(b)	to pay any retainers, expenses or other amounts necessary to secure the services of a new Chief Executive Officer for Newco prior to Closing;

(c)	to fund the purchase of office equipment, software and other miscellaneous items and supplies which Vista believes are reasonably necessary to ensure Newco can commence operations immediately after the Closing; and

(d)	to fund such other activities as may be agreed to in writing by the parties in advance of amounts being loaned by Vista to NevadaCo for such activities.

The parties further agree that such loans shall bear interest at the rate of 6% per annum and all principal and interest owing by NevadaCo to Vista in respect of such loans shall be paid in full at Closing by Newco on behalf of NevadaCo.”

Except as specifically amended by this Amendment, the LOI remains in full force and effect.

Please sign where indicated below to confirm your agreement to amend the LOI as described in this Amendment.

Yours truly,

VISTA GOLD CORP.

By: /s/ Michael B. Richings

      Michael Richings, President

Agreed to and accepted this 15th day of August, 2006

/s/ Carl Pescio

Carl Pescio

Agreed to and accepted this 15th day of August, 2006

/s/ Janet Pescio

Janet Pescio

Agreed to and accepted this 15th day of August, 2006

/s/ Greg Hryhorchuk

Greg Hryhorchuk

Agreed to and accepted this 15th day of August, 2006

/s/ Robert Lipsett

Robert Lipsett